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                                                                    EXHIBIT 99.9


                                August 26, 1998



Special Committee of the Board of Directors
  of Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, TX 78701

Dear Sirs:

         We understand that Capstar Broadcasting Corporation ("Capstar") has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated August 25, 1998 among Chancellor Media Corporation ("Chancellor"), Chancellor Merger Subsidiary, Inc. ("Sub") and Capstar, pursuant to which Chancellor will be merged into Sub, and the merged entity will become a wholly-owned subsidiary of Capstar (the "Merger"). As a result of the Merger, (i) each share of Class A common stock of Capstar will be reclassified, changed and converted into a range of not less than 0.48 and not more than 0.505 (the "Exchange Ratio") of a share of common stock of Capstar, (ii) each share of Class B non-voting common stock of Capstar will be reclassified, changed and converted into a fraction of a share of non-voting common stock of Capstar based on the Exchange Ratio,
(iii) each share of Class C common stock of Capstar will be reclassified, changed and converted into fraction of a share of common stock of Capstar based on the Exchange Ratio and (iv) each share of common stock of Chancellor will be converted into one share of Capstar common stock. The final Exchange Ratio will be determined based on the Cash Flow (as defined in the Merger Agreement) of the Designated Capstar Assets (as defined in the Merger Agreement) in calendar year 1998. Immediately following the Merger, the former common stockholders of Chancellor will own, depending on the final Exchange Ratio, approximately 77% to 78% of the common shares of Capstar (including non-voting common shares) and the former common stockholders of Capstar will own approximately 22% to 23% of the common shares of Capstar (including non-voting common shares).

         You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the public Class A common stockholders of Capstar (excluding affiliates of Capstar or Chancellor).

         In the course of our analyses for rendering this opinion, we have:

                  1.          reviewed the Merger Agreement;

                  2.          reviewed Capstar's initial public offering
                         prospectus dated May 26, 1998 and its Quarterly Report on Form 10-Q for the period ended June 30, 1998;

                  3.          reviewed Chancellor's prospectus dated January
                         27, 1998 (relating to the issuance of 19,000,000 shares of Chancellor common stock), its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its



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Special Committee of the Board of Directors
  of Capstar Broadcasting Corporation
August 26, 1998
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                         Quarterly Reports on Form 10-Q for the periods ended
                         March 31 and June 30, 1998;

                  4.          reviewed SFX Broadcasting Inc.'s Annual Report on
                         Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the period ended March 31, 1998;

                  5.          reviewed Triathlon Broadcasting Company's Annual
                         Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1998;

                  6.          reviewed Lin Acquisition Company's and Lin
                         Holding Corp.'s Offering Memorandum dated February 18, 1998 relating to the issuance of $300,000,000 of Senior Subordinated Notes and $325,000,000 of Senior Discount Notes;

                  7.          reviewed certain operating and financial
                         information of Capstar and Chancellor, including projections, provided to us by management of Capstar and Chancellor relating to their respective businesses and prospects;

                  8.          met with certain members of senior management of
                         Capstar and Chancellor to discuss their respective operations, historical financial statements and future prospects;

                  9.          reviewed the historical prices and trading
                         volumes of the common shares of Capstar and Chancellor;

                  10.         reviewed publicly available financial data and
                         stock market performance data of companies which we deemed generally comparable to Capstar and Chancellor;

                  11.         reviewed the terms of recent acquisitions of
                         companies which we deemed generally comparable to Capstar; and

                  12.         conducted such other studies, analyses, inquiries
                         and investigations as we deemed appropriate.

         In the course of our review, we have relied upon and assumed the accuracy and

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Special Committee of the Board of Directors
  of Capstar Broadcasting Corporation
August 26, 1998
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completeness of the financial and other information provided to us by Capstar and Chancellor. With respect to Capstar's and Chancellor's projected financial results (including projected cost and interest savings and revenue and operating synergies resulting from the merger) we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Capstar and Chancellor as to the expected future performance of Capstar and Chancellor, respectively. We have not assumed any responsibility for the independent verification of information or projections (including projected cost and interest savings and revenue and operating synergies resulting from the merger), provided to us and we have further relied upon the assurances of the managements of Capstar and Chancellor that they are unaware of any facts that would make the information or projections (including projected cost and interest savings and revenue and operating synergies resulting from the merger), provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Capstar and Chancellor, nor have we been provided with any appraisals. We have assumed that the Merger will constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

         In the ordinary course of business, Bear, Stearns & Co. Inc. may make a market and effect transactions or may have positions in the common stock of Capstar and Chancellor (or options with respect thereto).

         Our opinion as expressed below does not imply any conclusion as to the likely trading range of any class of Capstar Common Stock either prior or subsequent to the consummation of the Merger, which may very depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion as expressed below does not address Capstar's underlying business decision to effect the Merger, and is not a recommendation to the Special Committee of the Board of Directors or Capstar's directors or stockholders as to whether to approve or vote for the Merger. We have not reviewed any proxy statement or similar document that may be distributed in connection with the Merger as such materials have not yet been completed.

         It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Capstar and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Capstar and Chancellor common stock in connection with the Merger. We note that we have not taken into consideration, or reviewed any information with respect to, any pending or future acquisition by Capstar or Chancellor that has not been announced publicly. We have, however, considered the impact on Capstar and Chancellor, as appropriate, of the consummation of all announced acquisitions that have not closed.


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Special Committee of the Board of Directors
  of Capstar Broadcasting Corporation
August 26, 1998
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         Based on the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the public Class A common stockholders of Capstar (excluding affiliates of Capstar or Chancellor).

         We have acted as financial advisor to the Special Committee in connection with the merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon consummation of the merger.

                                       Very truly yours,

                                       BEAR, STEARNS & CO. INC.




                                       By:  /s/ SHELDON STEIN

                                           Managing Director